Michael J. Morrison
Attorney and Counselor at Law
_________________________________________________1495 Ridgeview Drive, Suite 220
                                                              Reno, Nevada 89509
July 2, 2001                                                      (775) 827-6300
                                                              Fax (775) 827-6311
                                                 E-mail: morrisonlaw@pyramid.net
                                                  WEBSITE: www.VentureLawUSA.com
China Broadband Corp.
2080, 440 2 Ave. SW
Calgary, Alberta
Canada T2P 5E9


Re: Registration Statement on Form S-1 for Selling Shareholders

Ladies and Gentlemen:

We have acted as special counsel to China Broadband Corp., a Nevada corporation (the "Company"), in connection with Amendment No. 3 to the Registration Statement on Form S-1 (the "Registration Statement"), originally filed on December 5, 2000, relating to the resale of an aggregate of up to 5,531,457 shares of the Company's common stock (the "shares") by certain selling shareholders, including 5,330,667 Shares that are issued and outstanding and 200,790 Shares that are issuable by the Company upon exercise of Warrants. The Shares were issued or are to be issued by the Company and offered for resale by the selling shareholders listed on pages 17 and 18 of the prospectus included in the Form S-1.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the leghal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or documents relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to exeucte, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite actions
(corporate or otherwise), executed and delivered by such parties and that such agreements or documents are the valid, binding and enforceable obligations of such parties. We have not assumed that that the officers had the legal authority to sign the stock certificates or that the company took all corporate actions necessary to authorize the issuance of the shares. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, we are of the opinion that the Shares issued to the Selling Shareholders have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Nevada Business Corporation Law, including the statutory provisions and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

July 2, 2001
Page 2




We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ MICHAEL J. MORRISON
   --------------------------
    Michael J. Morrison, Esq.